MURPHY OIL CORPORATION COMPLETES SPIN-OFF OF MURPHY USA INC.

            EL DORADO, Arkansas, August 30, 2013  – Murphy Oil Corporation (NYSE:MUR) (“Murphy Oil”) announced today that it has completed the spin-off of its U.S. retail marketing business into an independent public company called Murphy USA Inc. (“Murphy USA”).  The spin-off was achieved through the distribution to Murphy Oil’s shareholders of one share of Murphy USA common stock for every four shares of Murphy Oil stock held at the close of business on the record date of August 21, 2013.

            Steve Cossé, President and Chief Executive Officer of Murphy Oil Corporation said,  “Today’s announcement demonstrates Murphy Oil’s commitment to provide long-term value to our shareholders.  Murphy USA is well-positioned with a strong management team and business plan to be a successful independent company.”   Cossé added, “Following the spin-off, Murphy Oil will move forward, under the leadership of Roger Jenkins, as a focused exploration and production company with a strong portfolio of global assets.”

            Murphy USA common stock will begin regular-way trading on the New York Stock Exchange under the ticker symbol “MUSA” on September 3, 2013.

            For more information go to the website for Murphy Oil Corporation at www.murphyoilcorp.com and for Murphy USA Inc. at www.murphyusa.com.

            This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  These statements, which express management’s current views concerning future events or results,  are subject to inherent risks and uncertainties.  Factors that could cause one or more of the events forecasted in this press release not to occur include, but are not limited to, a deterioration in the business or prospects of Murphy Oil or Murphy USA, adverse developments in Murphy Oil’s or Murphy USA’s markets, or adverse developments in the U.S. or global capital markets, credit markets or economies generally.  Factors that could cause actual results to differ materially from those expressed or implied in our forward-looking statements include, but are not limited to, the volatility and level of crude oil and natural gas prices, the level and success rate of our exploration programs, our ability to maintain production rates and replace reserves, political and regulatory instability, uncontrollable natural hazards and a failure to execute a sale of the U.K. downstream operations on acceptable terms.  For further discussion of risk factors, see Murphy Oil’s Annual Report on Form 10-K for the year ended December 31, 2012 and subsequent Forms 10-Q, Murphy USA’s Registration Statement on Form 10 and subsequent Forms 8-K of each on file with the U.S. Securities and Exchange Commission.  Neither Murphy Oil nor Murphy USA undertake any duty to publicly update or revise any forward-looking statements.